news release from                                                  EXHIBIT  99.1

[BUTLER (R) LOGO]      BUTLER MANUFACTURING COMPANY (NYSE:BBR)
                       KANSAS CITY, MISSOURI
                       CONTACT LARRY MILLER, VICE PRESIDENT-FINANCE
                       (816) 968-3216



FOR IMMEDIATE RELEASE

BUTLER MANUFACTURING COMPANY

REPORTS SECOND QUARTER RESULTS


KANSAS CITY, MO, July 29, 2003 -- Butler Manufacturing Company (NYSE:BBR), reported sales for the second quarter ended June 30, 2003 were $174 million compared with $213 million in the same period last year. The after-tax charges related to the previously announced sale of the Lester wood building business of $4.2 million, or $0.66 per share, resulted in the company recording a $9.1 million, or $1.43 per share, loss for the quarter, compared with net earnings of $0.3 million, or $.05 per share last year. The second quarter loss, net of the Lester after-tax charges, was $4.9 million.

         Commenting on the results, John Holland, chairman and chief executive officer, said, "This was one of our more disappointing quarterly financial results in many years, highlighting how difficult the current conditions have been. According to F. W. Dodge, domestic nonresidential construction contract awards were down 8% through June, continuing the steep decline that began in 2001. The pricing environment remained fiercely competitive, and this, along with the lower volume due to low demand, resulted in reduced standard margins and higher unabsorbed fixed costs.

         "Each of our business units reported lower demand during the quarter. While there were shipping delays caused by wet weather, especially along the east coast of the United States, the fundamental cause of the reduced revenue was the scarcity of construction projects generally. Hardest hit was our metal buildings business, followed by the decline at Bucon, our general contracting subsidiary. We continued to implement cost cutting measures during the quarter and increase niche revenues in previously underserved markets. We will continue both of these efforts throughout 2003 -- and beyond.




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         "The North American Building Systems segment sales were approximately
$82 million during the second quarter compared with $98 million a year ago. The majority of the decline in sales occurred in the metal building business reflecting the weak markets, particularly manufacturing end-uses which represent a significant percentage of Butler revenues. Our programs to increase sales in the commercial and community markets continued to make progress in the second quarter. The commercial and community markets have not been as hard hit as the manufacturing sector. The lower volume and gross margins, together with the $7 million in charges related to the announced sale of our Lester operation, resulted in a segment pretax loss of $13.4 million compared with a pretax loss of $1.6 million last year. Excluding the effect of the $7 million in charges related to the Lester sale, the loss was $6.4 million. We are on schedule to complete the construction of our previously announced Mexican pre-engineered metal building plant later this year. This lower cost facility will enhance our competitive position in Latin America and domestically as well. During the second quarter we implemented a major enterprise resource planning system in our metal buildings business. This system replaces an aging legacy computer system. We are incurring extra costs as we move up the learning curve on this system and anticipate those costs will decline gradually over the remainder of the year.

         "The International Building Systems segment sales for the second quarter, all from China in the current year, were approximately $25 million, compared with $32 million a year ago. Excluding the $6 million of sales recorded for the European business in 2002, sales for this segment were down 4% compared with a year ago. The lower volume in China was related to the overall economic slowdown primarily caused by the SARS virus. Order rates have picked up of late and we expect year-over-year sales growth during the remainder of this year. Despite the lower volume, margins and expenses were well managed and pretax income was $1.9 million compared with $2.0 million last year. Excluding the European results, 2002 second quarter pretax income was $1.6 million. Our new plant in the north of China that opened earlier this year is progressing on schedule providing important capacity to support this growing business.

         "Sales in the Vistawall Architectural Products segment were $54 million compared with $56 million last year. Pretax earnings were $2.8 million compared with $3.0 million a year ago. Gross profit margins were only slightly lower in spite of recent weaker demand in the commercial construction markets. We are well positioned with low cost capacity to grow our share of the architectural products market with Vistawall.

         "Our project related businesses, Butler Construction and Butler Real Estate, accounted for approximately half of the decline in Butler sales when compared to the second quarter of 2002. Butler Construction's sales were $15 million compared with $27 million last year, reflecting not only lower demand generally but the dearth of larger building projects specifically. The lower volume led to a pretax loss of $0.6 million compared with pretax earnings of $0.3 million in 2002. The Real Estate segment had no sales in the second quarter compared with sales of $6 million a year ago. Pretax earnings were $0.3 million compared with $.9 million last year with the drop in earnings both revenue and rental income related.





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         "The poor financial results for the first half of the year and weak outlook were factors that led to the mid-June announcement to reduce the cash dividend to $0.04 per share. At the end of the second quarter we were in compliance with all provisions of our bank and note agreements. However, given the continued weakness in the marketplace, our ability to comply in the future with the existing financial covenants of our credit agreements is uncertain. Therefore, we are working to restructure our debt agreements to provide more financial and operating flexibility and also to protect against any potential default scenarios during this prolonged downturn in the nonresidential construction market.

         "While economic signals point toward a gradual improvement in the economy, there are no signs of increased investment in nonresidential construction beyond the seasonal summer-fall pick-up. Backlog at June 30, 2003 was $295 million compared with $310 million a year ago, excluding backlogs of the Lester and European businesses. Backlog of the products businesses were 6% lower while those of the construction business were 3% lower. We remain focused on reducing costs and expenses in line with current demand, while targeting growth opportunities in commercial and community markets positioning the company for improved operating results when economic conditions improve," Mr. Holland concluded.

         Butler Manufacturing Company is the world's leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market.

                       -----------------------------------











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CONSOLIDATED STATEMENTS OF OPERATIONS

------------------------------------------------------------------------------------------------------------------------------------
                                                                THREE MONTHS ENDED JUNE 30,            SIX MONTHS ENDED JUNE 30,
                                                                   2003            2002                 2003              2002
------------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Net sales                                                      $   174,035       $    213,421        $   343,802      $    396,273
Cost of sales                                                      153,051            184,210            301,398           344,943
                                                                 ----------       -----------         ----------        ----------
        Gross profit                                                20,984             29,211             42,404            51,330
Selling, general and administrative expenses                        26,408             27,909             52,950            55,746
Asset impairment charge                                              6,234               -                 6,234              -
                                                                 ----------       -----------         ----------        ----------
        Operating income (loss)                                    (11,658)             1,302            (16,780)           (4,416)
Other income (expense), net                                           (400)               686             (1,396)              616
                                                                 ----------       -----------         ----------        ----------
        Earnings (loss) before interest and taxes                  (12,058)             1,988            (18,176)           (3,800)
Interest expense                                                     2,404              1,975              4,550             3,933
                                                                 ----------       -----------         ----------        ----------
        Pretax earnings (loss)                                     (14,462)                13            (22,726)           (7,733)
Income tax benefit                                                   5,371                281              9,720             2,659
                                                                 ----------       -----------         ----------        ----------
        Net earnings (loss)                                    $    (9,091)      $        294        $   (13,006)     $     (5,074)
                                                                 ==========       ===========         ==========        ==========
Basic earnings (loss) per common share                         $     (1.43)      $       0.05        $     (2.05)     $      (0.81)
                                                                 ==========       ===========         ==========        ==========
Diluted earnings (loss) per common share                       $     (1.43)      $       0.05        $     (2.05)     $      (0.81)
                                                                ===========       ===========         ==========        ==========
Basic weighted average number of shares                          6,344,612          6,315,046          6,339,951         6,302,643
Diluted weighted average number of shares                        6,344,612          6,324,684          6,339,951         6,302,643



A $7.0 million pre-tax charge recorded in the second quarter related to the sale of Lester included a $6.2 million impairment charge and a charge for $.8 million other selling and legal costs recorded in other expense. Net losses for the current quarter, excluding the after-tax Lester charge of $4.2 million ($.66 per share), were $4.9 million ($.77 per share). For the six months, net losses excluding the after-tax Lester charge were $8.8 million ($1.39 per share).





SELECTED SEGMENT INFORMATION

------------------------------------------------------------------------------------------------------------------------
                                             THREE MONTHS ENDED JUNE 30,                  SIX MONTHS ENDED JUNE 30,
NET SALES                                       2003             2002                       2003            2002
------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)

North American Building Systems            $      82,363      $      97,725            $     162,844     $      176,212
International Building Systems                    25,351             31,980                   47,511             53,572
Architectural Products                            54,350             56,102                  107,216            107,683
Construction Services                             14,519             27,387                   33,320             65,137
Real Estate                                         -                 6,075                     -                 6,075
Other                                             (2,548)            (5,848)                  (7,089)           (12,406)
                                             ------------       ------------             ------------      -------------
                                           $     174,035      $     213,421            $     343,802     $      396,273
                                             ============       ============             ============      =============





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                                           THREE MONTHS ENDED JUNE 30,                   SIX MONTHS ENDED JUNE 30,
PRETAX EARNINGS (LOSS)                         2003            2002                       2003              2002
------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)

North American Building Systems            $    (13,369)      $   (1,589)              $   (19,804)      $     (5,841)
International Building Systems                    1,888            1,957                     3,999              1,928
Architectural Products                            2,849            3,022                     4,914              3,931
Construction Services                              (645)             311                      (364)             1,088
Real Estate                                         306              927                      (311)             1,482
Other                                            (5,491)          (4,615)                  (11,160)           (10,321)
                                             -----------        ---------                ----------        -----------
                                           $    (14,462)      $       13               $   (22,726)      $     (7,733)
                                             ===========        =========                ==========        ===========








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


CONSOLIDATED BALANCE SHEETS
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AT JUNE 30,                                       2003          2002                                            2003          2002
------------------------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)
                                                                        LIABILITIES &ASSETS:
                                                                        SHAREHOLDERS' EQUITY:
        Cash and equivalents                $    56,750  $     44,431    Short-term debt                    $   12,346    $    7,980
        Receivables, net                        101,916       115,555    Accounts payable                       58,467        76,179
        Inventories                              62,609        60,014    Accrued liabilities                    89,742        91,386
        Real estate developments                  5,789        18,459    Taxes on income                        11,339         3,960
        Assets held for sale under contract       7,592          -       Dividends payable                         254         1,136
                                                                                                             ---------    ----------

        Net current deferred tax assets          16,805        16,635       Total current liabilities          172,148       180,641
        Other current assets                      5,667         8,468
                                             ----------   -----------
             Total current assets               257,128       263,562

        Investments and other assets             74,751        52,777    Net noncurrent deferred tax liabilities  -            3,683
        Assets held for sale                      3,684         3,684    Other non-current liabilities          49,706        18,041
        Plant and equipment, net                113,926       138,335    Long-term debt                         93,194        97,916
                                                                         Shareholders' equity                  134,441       158,077
                                             ----------   -----------                                        ---------    ----------
                                            $   449,489  $    458,358                                       $  449,489    $  458,358
                                             ==========   ===========                                        =========    ==========









CONSOLIDATED STATEMENTS OF CASH FLOWS
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SIX MONTHS ENDED JUNE 30,                          2003         2002                                            2003          2002
------------------------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)

CASH FROM                                                               CASH FROM
OPERATING ACTIVITIES:                                                   FINANCING ACTIVITIES:
        Net loss                            $   (13,006) $     (5,074)      Dividends                           (2,274)      (2,264)
        Asset impairment charge                   6,234           -         Net change in long-term debt           751         (328)
        Depreciation and amortization            10,268         9,000       Net change in short-term debt        2,446          263
        Change in assets and liabilities        (15,168)       (2,700)      Purchase and sale of
        Other, net                                   83            55            treasury stock, net               404          673
                                            -----------    ----------                                       ----------    ----------
           Total                                (11,589)        1,281            Total                           1,327       (1,656)
                                            -----------    ----------                                       ----------    ----------


CASH FROM
INVESTING ACTIVITIES:                                                   EFFECT OF EXCHANGE RATE CHANGES           (638)          75
                                                                                                            ----------    ----------
        Capital expenditures - PP&E              (6,010)       (3,068)
        Capital expenditures - software          (2,118)       (4,770)  DECREASE IN
                                            -----------    ----------
           Total                                 (8,128)       (7,838)  CASH AND EQUIVALENTS              $    (19,028)  $   (8,138)
                                            -----------    ----------                                       ==========    ==========







Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2002 Annual Report to Shareholders on page 16.
                                    7/29/03





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